Exhibit 99.2

To Our Shareholders:

As was announced today, it is my distinct privilege to take on the leadership of Marrone Bio as its next chief executive officer. I am grateful to the board of directors for its support, and I share in its vision to build on the company’s recent successes and drive a clear path to profitability for our shareholders.

When I join Marrone Bio later this quarter, I will have the good fortune to be surrounded by a great team that is highly versed in agriculture and the key role biologicals play in a more sustainable – and profitable – future for farmers around the world. This team, under Dr. Pamela Marrone’s leadership, has turned the promise of new technologies into a commercially viable and thriving entity. I look forward to exploring with the team how we can accelerate our growth – and our success – by building on a results-oriented, customer-driven culture to achieve our goals.

I believe my 28-plus-year tenure in the agricultural industry puts me in a unique position to not only recognize the potential in Marrone Bio and its unique portfolio of biological products, but also to help realize the full value of that potential. My tenure as CEO of Agrinos has provided me with first-hand experience in the power biological products can deliver to growers. My 26 years with Agrium have provided me with extensive knowledge of the global distribution network and how to bring the promise of a new technology on farm. I believe those experiences can complement the accomplishments of the team at Marrone Bio.

Last year was a critical inflection point for Marrone Bio, as it delivered substantial revenue growth and gross margin expansion. The additions of the Pro Farm and Jet-Ag product lines significantly broadened the company’s global market access in the biologicals space. The company also reported significant progress with its best-in-class R&D programs, most notably positive field trials results for its novel bioherbicide and a next-generation insecticide/nematicide.

I mention these achievements, because, as a new CEO, it is exciting to join an organization that is poised to maximize its potential. We have the opportunity to capitalize on this momentum and deliver a clear path toward profitability and positive cash flow in the near-term. I look forward to discussing some of these opportunities further at the company’s conference call for its second-quarter financial results. In the meantime, this is my rough framework of where I believe our team can excel:

○	Maximize the potential of the company’s existing product portfolio and the BioUnite strategy, building on its positive relations with and sales to key distributors and growers.
○	Leverage the contributions from recent acquisitions, realizing synergies and commercializing a larger product portfolio through a broader global distribution network.
○	Continue to monetize Marrone Bio’s unique R&D pipeline, leveraging strategic investments and partnerships.
○	Drive operational and financial excellence, with a focus on profitability and positive cash flow.
○	Continue to explore strategic options that broaden the company’s portfolio and create a breakthrough presence in the biologicals space.
○	Invest in the development of employees to ensure the company is attracting and retaining best-in-class talent.

This is, of course, my list, and I want to hear your ideas, get your feedback and create an open dialogue with you, our owners. Like you, I will be an equity holder in the company, and I am fully vested in our mutual success. Although in-person meetings may be constrained at this time, I am hopeful that in the near-term I will have the opportunity to meet virtually with many of you. Please feel free to contact me if I can be of assistance.

I am highly enthusiastic about the opportunity to work with the great team at Marrone Bio, and look forward to building on its success.

Sincerely,

Kevin Helash

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline. MBI’s Pro Farm Finland-based subsidiary employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include UBP-110®, LumiBio™, LumiBio Valta™, LumiBio Kelta™, Foramin®.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Investor Relations Contact:
Greg Falesnik or Luke Zimmerman
MZ Group – MZ North America
Phone:  949-385-6449
MBII@mzgroup.us